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Laura Rossi
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(305) 460-8728

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Alexis Dominguez
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AMERANT REPORTS FOURTH QUARTER 2023 AND FULL-YEAR 2023 RESULTS

CORAL GABLES, FLORIDA, January 24, 2024. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported a net loss attributable to the Company of $17.1 million in the fourth quarter of 2023, or $0.51 per diluted share. Net income attributable to the Company was $32.5 million for the full-year 2023, or $0.96 per diluted share.

“Strong organic loan and deposit growth were among the highlights of the quarter”, stated Jerry Plush, Chairman and CEO. “We completed our long-awaited conversion to new core systems as well and recently took a number of actions that, while resulting in a loss for the quarter, best position the Company for 2024 and the projected decline in interest rates. Our focus for 2024 now shifts to executing on our growth strategy.”

Results for the fourth quarter and for the year ended December 31, 2023 include a non-cash charge of $30.0 million before taxes on the sale of non-relationship, Houston-based commercial real estate loans with an estimated outstanding principal balance of $401 million, that was previously disclosed on January 16, 2024. These loans, of which $370 million were variable rate, were classified as held for sale as of December 31, 2023. The sale is expected to be completed on January 25, 2024.

Financial Highlights:

•Total assets increased to $9.7 billion, up $376.0 million, or 4.02%, compared to $9.3 billion as of 3Q23 and up $0.6 billion, or 6.5%, compared to $9.1 billion as of 4Q22.

•Total gross loans were $7.28 billion, an increase of $132.8 million, or 1.86%, compared to $7.1 billion in 3Q23 and an increase of $355.7 million, or 5.1%, compared to $6.9 billion in 4Q22.

•Cash and cash equivalents were $321.1 million, up $12.2 million or 3.94%, compared to $309.0 million as of 3Q23 and up $31 million, or 11%, compared to $290.6 million as of 4Q22.

•Total deposits were $7.9 billion, up $325.7 million, or 4.32%, compared to $7.5 billion in 3Q23 and up $828.4 million, or 11.8%, compared to $7.0 billion in 4Q22.

•Total advances from Federal Home Loan Bank (“FHLB”) were $645.0 million, up $50.0 million, or 8.4%, compared to $595.0 million as of 3Q23 and down $261.5 million, or 28.8%, compared to $906.5 million as of 4Q22. The Bank had an additional $2.2 billion in availability from the FHLB as of December 31, 2023.

•Average yield on loans was 7.09%, up compared to 6.77% and 5.85% in 3Q23 and 4Q22, respectively. Average yield on loans for the full-year 2023 was 6.78%, also up compared to 4.92% for the full-year 2022.

•Total non-performing assets were $54.6 million, down $1.2 million, or 2.3%, compared to $53.4 million as of 3Q23 and up $17.0 million or 45.2%, compared to $37.6 million to 4Q22.
•The allowance for credit losses ("ACL") was $95.5 million, a decrease of $3.3 million, or 3.3%, compared to $98.8 million as of 3Q23 and an increase of $12.0 million, or 14.4%, compared to $83.5 million in 4Q22.

•Core deposits, which consist of total deposits excluding all time deposits, were $5.6 billion, up $331.5 million, or 6.3%, compared to $5.2 billion as of 3Q23 and up $259.6 million, or 4.9%, compared to $5.3 billion as of 4Q22.

•Average cost of total deposits was 2.88% compared to 2.66% in 3Q23 and 1.38% in 4Q22. Average cost of total deposits for the full-year 2023 was 2.47% compared to 0.80% for the full-year 2022.

•Loan to deposit ratio was 92.41% compared to 94.64% and 98.23% in 3Q23 and 4Q22, respectively.

•Assets Under Management and custody (“AUM”) totaled $2.3 billion as of 4Q23, an increase of $196.9 million, or 9.4%, compared to $2.1 billion as of 3Q23 and an increase of $293.5 million, or 14.7%, compared to $2.0 billion in 4Q22.

•Pre-provision net revenue (“PPNR”)(1) was negative $7.6 million in 4Q23, a decrease of $44.1 million, or 120.8%, compared to $36.5 million in 3Q23, and a decrease of $52.1 million, or 117.1%, compared to $44.5 million in 4Q22. PPNR2 was $104.3 million for the full-year 2023, an increase of $10.4 million, or 11.1%, compared to $93.9 million for the full-year 2022. PPNR in 4Q23 and full year 2023 included the impact of a $35.5 million in valuation allowance on the loans held for sale at the end of the year recorded in noninterest expense.

•Net Interest Margin (“NIM”) was 3.72%, up compared to 3.57% and down compared to 3.96% in 3Q23 and 4Q22, respectively. NIM was 3.76% for the full-year 2023, an increase compared to 3.53% for the full-year 2022.

•Net Interest Income (“NII”) was $81.7 million, up $3.1 million, or 4.0%, compared to $78.6 million in 3Q23 and down $0.5 million, or 0.6%, compared to $82.2 million in 4Q22. NII was $326.5 million for the full-year 2023, up $59.8 million, or 22.42%, compared to $266.7 million for the full-year 2022.

•Provision for credit losses was $12.5 million, up compared to $8.0 million in 3Q23, and down compared to $16.9 million in 4Q22(2). Provision for credit losses was $61.3 million for the full-year 2023, compared to $13.9 million in the full-year 2022.

•Non-interest income was $19.6 million, a decrease of $2.3 million, or 10.5%, compared to $21.9 million in 3Q23 and a decrease of $4.8 million, or 19.50%, compared to $24.4 million in 4Q22. Non-interest income was $87.5 million for the full-year 2023, an increase of $20.2 million, or 30.1%, compared to $67.3 million for the full-year 2022.

•Non-interest expense was $109.7 million, up $45.3 million, or 70.3%, compared to $64.4 million in 3Q23 and up $47.5 million, or 76.3%, compared to $62.2 million in 4Q22. Non-interest expense was $311.4 million for the full-year 2023, up $69.9 million or 29.0%, compared to $241.4 million for the full-year 2022.

•The efficiency ratio was 108.30% in 4Q23, up compared to 64.1% in 3Q23 and up compared to 58.42% in 4Q22. The efficiency ratio was 75.21% for the full-year 2023 compared to 72.29% for the full-year 2022.

•Return on average assets (“ROA”) was negative 0.71% in 4Q23 compared to 0.92% and 0.97% in 3Q23 and 4Q22(2), respectively. ROA was 0.34% for the full-year 2023 compared to 0.77% for the full-year 2022.

•Return on average equity (“ROE”) was negative 9.22% in 4Q23 compared to 11.93% and 12.1% in 3Q23 and 4Q22(2), respectively. ROE was 4.39% for the full-year 2023 compared to 8.45% for the full-year 2022.

•Accumulated Other Comprehensive Loss (“AOCL”) decreased to $70.8 million as of 4Q23, an improvement of $34.8 million, or 33.0%, compared to $105.6 million as of 3Q23 and an improvement of $9.8 million, or 12.2%, compared to $80.6 million as of 4Q22.

•The Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock on January 17, 2024. The dividend is payable on February 29, 2024, to shareholders of record on February 14, 2024.

Additional details on fourth quarter and full-year 2023 results can be found in the Exhibits to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.
2 As previously disclosed, the Company adopted the new guidance on accounting for current expected credit losses on financial instruments (“CECL”) in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details of the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.

Fourth Quarter and Full Year 2023 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, January 25, 2024 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2023 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 22 banking centers – 16 in South Florida and 6 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 1, 2023 (the “Form 10-K”), our quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed on May 2, 2023, and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three month periods ended September 30, 2023, June 30, 2023, March 31, 2023, and the three and twelve month periods ended December 31, 2023, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2023, or any other period of time or date.

As previously disclosed in the Form 10-K, the Company adopted the new guidance on accounting for current expected credit losses on financial instruments (“CECL”) effective as of January 1, 2022. Quarterly amounts previously reported on our quarterly reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022 do not reflect the adoption of CECL. In the fourth quarter of 2022, the Company recorded a provision for credit losses totaling $20.9 million, including $11.1 million related to the retroactive effect of adopting CECL for all previous quarterly periods in the year ended December 31, 2022, including loan growth and changes to macro-economic conditions during the period. Quarterly amounts included in the Form 10-K and this earnings release and accompanying presentation reflect the impacts of the adoption of CECL on each interim period of 2022. See the Form 10-K for more details on the adoption of CECL.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2023, including the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Consolidated Balance Sheets					(audited)
Total assets	$9,721,741	$9,345,700	$9,519,526	$9,495,302	$9,127,804
Total investments	1,496,975	1,314,367	1,315,303	1,347,697	1,366,680
Total gross loans (1)	7,275,370	7,142,596	7,216,958	7,115,035	6,919,632
Allowance for credit losses	95,504	98,773	105,956	84,361	83,500
Total deposits	7,872,600	7,546,912	7,579,571	7,286,726	7,044,199
Core deposits (2)	5,575,503	5,244,034	5,498,017	5,357,386	5,315,944
Advances from the FHLB and other borrowings	645,000	595,000	770,000	1,052,012	906,486
Senior notes	59,526	59,447	59,368	59,289	59,210
Subordinated notes	29,454	29,412	29,369	29,326	29,284
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)	736,068	719,787	720,956	729,056	705,726
Assets under management and custody (5)	2,289,135	2,092,200	2,147,465	2,107,603	1,995,666

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages, share data and per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
Consolidated Results of Operations							(audited)
Net interest income	$81,677	$78,577	$83,877	$82,333	$82,178	$326,464	$266,665
Provision for credit losses (6)(7)	12,500	8,000	29,077	11,700	16,857	61,277	13,945
Noninterest income	19,613	21,921	26,619	19,343	24,365	87,496	67,277
Noninterest expense	109,702	64,420	72,500	64,733	62,241	311,355	241,413
Net (loss)income attributable to Amerant Bancorp Inc. (6)(8)	(17,123)	22,119	7,308	20,186	21,973	32,490	63,310
Effective income tax rate (6)	14.21%	22.57%	21.00%	21.00%	20.50%	25.50%	21.15%

Common Share Data
Stockholders' book value per common share	$21.90	$21.43	$21.37	$21.56	$20.87	$21.90	$20.87
Tangible stockholders' equity (book value) per common share (9)	$21.16	$20.63	$20.66	$20.84	$20.19	$21.16	$20.19
Tangible stockholders’ equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (9)	$20.68	$19.86	$20.11	$20.38	$19.65	$20.68	$19.65
Basic (loss) earnings per common share (6)	$(0.51)	$0.66	$0.22	$0.60	$0.66	$0.97	$1.87
Diluted (loss) earnings per common share (6)(10)	$(0.51)	$0.66	$0.22	$0.60	$0.65	$0.96	$1.85
Basic weighted average shares outstanding	33,432,871	33,489,560	33,564,770	33,559,718	33,496,096	33,511,321	33,862,410
Diluted weighted average shares outstanding (10)	33,432,871	33,696,620	33,717,702	33,855,994	33,813,593	33,675,388	34,142,563
Cash dividend declared per common share (4)	$0.09	$0.09	$0.09	$0.09	$0.09	$0.36	$0.36

	Three Months Ended					Years Ended December 31,
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
Other Financial and Operating Data (11)							(audited)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (12)	3.72%	3.57%	3.83%	3.90%	3.96%	3.76%	3.53%
Net (loss) income / Average total assets (ROA) (6)(13)	(0.71)%	0.92%	0.31%	0.88%	0.97%	0.34%	0.77%
Net (loss) income / Average stockholders' equity (ROE) (6)(14)	(9.22)%	11.93%	3.92%	11.15%	12.10%	4.39%	8.45%
Noninterest income / Total revenue (15)	19.36%	21.81%	24.09%	19.02%	22.87%	21.14%	20.15%

Capital Indicators (%)
Total capital ratio (16)	12.19%	12.70%	12.39%	12.36%	12.39%	12.19%	12.39%
Tier 1 capital ratio (17)	10.60%	11.08%	10.77%	10.88%	10.89%	10.60%	10.89%
Tier 1 leverage ratio (18)	8.84%	9.05%	8.91%	9.04%	9.18%	8.84%	9.18%
Common equity tier 1 capital ratio (CET1) (19)	9.84%	10.30%	10.00%	10.10%	10.10%	9.84%	10.10%
Tangible common equity ratio (20)	7.33%	7.44%	7.34%	7.44%	7.50%	7.33%	7.50%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (21)	7.18%	7.18%	7.16%	7.29%	7.31%	7.18%	7.31%

Liquidity Ratios (%)
Loans to Deposits (22)	92.41%	94.64%	95.22%	97.64%	98.23%	92.41%	98.23%

Asset Quality Indicators (%)
Non-performing assets / Total assets (23)	0.56%	0.57%	0.71%	0.51%	0.41%	0.56%	0.41%
Non-performing loans / Total loans (1) (24)	0.47%	0.46%	0.65%	0.31%	0.54%	0.47%	0.54%
Allowance for credit losses / Total non-performing loans (2)(24)	277.63%	297.55%	224.51%	380.31%	222.08%	277.63%	222.08%
Allowance for loan credit losses / Total loans held for investment (1)(2)	1.39%	1.40%	1.48%	1.20%	1.22%	1.39%	1.22%
Net charge-offs / Average total loans held for investment (25)	0.85%	0.82%	0.42%	0.64%	0.59%	0.69%	0.32%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	4.57%	2.69%	3.06%	2.82%	2.75%	3.29%	2.95%
Salaries and employee benefits / Average total assets	1.38%	1.31%	1.45%	1.52%	1.45%	1.41%	1.51%
Other operating expenses/ Average total assets (26)	3.20%	1.38%	1.62%	1.30%	1.30%	1.88%	1.44%
Efficiency ratio (27)	108.30%	64.10%	65.61%	63.67%	58.42%	75.21%	72.29%
Full-Time-Equivalent Employees (FTEs) (28)	682	700	710	722	692	682	692

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
Core Selected Consolidated Results of Operations and Other Data (9)							(audited)

Pre-provision net revenue (PPNR)	$(7,595)	$36,456	$38,258	$37,187	$44,457	$104,306	$93,876
Core pre-provision net revenue (Core PPNR)	$29,811	$35,880	$39,196	$37,103	$37,838	$141,990	$105,479
Core net income (6)	$15,272	$21,664	$8,048	$20,120	$16,817	$65,104	$72,459
Core basic earnings per common share (6)	0.46	0.65	0.24	0.60	0.50	1.94	2.14
Core earnings per diluted common share (6)(10)	0.46	0.64	0.24	0.59	0.50	1.93	2.12
Core net income / Average total assets (Core ROA) (6)(13)	0.64%	0.91%	0.34%	0.88%	0.74%	0.69%	0.88%
Core net income / Average stockholders' equity (Core ROE) (6)(14)	8.23%	11.69%	4.32%	11.11%	9.26%	8.79%	9.67%
Core efficiency ratio (29)	69.67%	62.08%	60.29%	62.47%	61.34%	63.61%	68.11%

__________________
(1) Total gross loans include loans held for investment, net of unamortized deferred loan origination fees and costs, as well as loans held for sale. As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, mortgage loans held for sale carried at fair value totaled $26.2 million, $26.0 million, $49.9 million, $65.3 million and $62.4 million, respectively. In addition, as of December 31, 2023 and September 30, 2023, includes $365.2 million and $43.3 million in loans held for sale carried at the lower of estimated fair value or cost.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3)     In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). In the third, second and first quarters of 2023, the Company repurchased an aggregate of 142,188 shares of Class A common stock, 95,262 shares of Class A common stock and 22,403 shares of Class A common stock, respectively, at a weighted average price of $19.05 per share, $17.42 per share and $25.25 per share, respectively, under the 2023 Class A Common Stock Repurchase Program. In the third, second and first quarters of 2023, the aggregate purchase price for these transactions was approximately $2.7 million, $1.7 million and $0.6 million, respectively, including transaction costs. There were no repurchases of Class A common stock in the fourth quarter of 2023.
(4) For each of the fourth, third, second and first quarters of 2023 and the fourth quarter of 2022, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.0 million per quarter in connection with these dividends. The dividend declared in the fourth quarter of 2023 was paid on November 30, 2023 to shareholders of record at the close of business on November 14, 2023. The dividend declared in the third quarter of 2023 was paid on August 31, 2023 to shareholders of record at the close of business on August 15, 2023. The dividend declared in the second quarter of 2023 was paid on May 31, 2023 to shareholders of record at the close of business on May 15, 2023. The dividend declared in the first quarter of 2023 was paid on February 28, 2023 to shareholders of record at the close of business on February 13, 2023. The dividend declared in the fourth quarter of 2022 was paid on November 30, 2022 to shareholders of record at the close of business on November 15, 2022.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(6)    As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details on the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(7) In the fourth and third quarter of 2023, includes provision for credit losses on loans of $12.0 million and $7.4 million, respectively, and unfunded commitments (contingencies) of $0.5 million and $0.6 million, respectively. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023 and the fourth quarter of 2022. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(8) In the three months ended December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, net income excludes losses of $0.8 million, $0.4 million, $0.3 million, $0.2 million and $0.2 million, respectively, attributable to a minority interest in Amerant Mortgage LLC. In the fourth quarter of 2023, the Company increased its ownership interest in Amerant Mortgage to 100% from 80% at September 30, 2023. This transaction had no material impact to the Company’s results of operations in the three months and year ended December 31, 2023. In connection with the change in ownership interest, which brought the minority interest share to zero, the Company derecognized the equity attributable to noncontrolling interest of $3.8 million at December 31, 2023, with a corresponding reduction to additional paid-in capital.
(9) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(10)In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In the fourth quarter of 2023, potential dilutive instruments were excluded from the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an anti-dilutive effect in per share earnings in that period. In all other periods shown, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(11) Operating data for the periods presented have been annualized.
(12) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(13) Calculated based upon the average daily balance of total assets.
(14)     Calculated based upon the average daily balance of stockholders’ equity.
(15)     Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
(16)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(17) Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of the dates presented.
(18)     Tier 1 capital divided by quarter to date average assets.
(19) CET1 capital divided by total risk-weighted assets.
(20) Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(21) Calculated in the same manner described in footnote 20 but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
(22)     Calculated as the ratio of total loans gross divided by total deposits.
(23) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
(24) Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans.
(25) Calculated based upon the average daily balance of outstanding loan principal balance, net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses. During the fourth, third, second and first quarters of 2023, and in the fourth quarter of 2022, there were net charge offs of $15.3 million, $14.6 million, $7.5 million, $10.8 million, and $9.8 million, respectively. During the fourth quarter of 2023, the Company charged-off $10.3 million related to the NY CRE loan portfolio, $7.0 million related to indirect purchased consumer loans and $3.3 million related to multiple smaller business banking loans. During the third quarter of 2023, the Company charged-off $6.4 million related to multiple consumer loans, primarily purchased indirect consumer loans, and $9.3 million related to multiple commercial loans. During the second quarter of 2023, the Company charged-off $7.6 million related to multiple purchased indirect consumer loans and $1.5 million related to multiple commercial loans. During the first quarter of 2023, the Company charged-off $6.5 million in connection with a commercial loan relationship, $6.3 million related to multiple consumer loans and $1.5 million related to multiple commercial and real estate loans. During the fourth quarter of 2022, the Company charged-off $3.9 million related to a CRE loan, $5.5 million related to multiple consumer loans and $1.1 million related to multiple commercial loans.
(26) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(27) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(28) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes 67, 98, 93, 94 and 68 FTEs for Amerant Mortgage LLC, respectively.
(29) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, enhancement of the bank owned life insurance and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022 (audited)

Net (loss) income attributable to Amerant Bancorp Inc. (1)	$(17,123)	$22,119	$7,308	$20,186	$21,973	$32,490	$63,310
Plus: provision for credit losses (1)(2)	12,500	8,000	29,077	11,700	16,857	61,277	13,945
Plus: provision for income tax (benefit) expense (1)	(2,972)	6,337	1,873	5,301	5,627	10,539	16,621
Pre-provision net revenue (PPNR)	(7,595)	36,456	38,258	37,187	44,457	104,306	93,876
Plus: non-routine noninterest expense items	43,094	6,303	13,383	3,372	2,447	66,152	18,970
(Less): non-routine noninterest income items	(5,688)	(6,879)	(12,445)	(3,456)	(9,066)	(28,468)	(7,367)
Core pre-provision net revenue (Core PPNR)	$29,811	$35,880	$39,196	$37,103	$37,838	$141,990	$105,479

Total noninterest income	$19,613	$21,921	$26,619	$19,343	$24,365	$87,496	$67,277
Less: Non-routine noninterest income items:
Derivative gains (losses), net	(151)	(77)	242	14	1,040	28	455
Securities gains (losses), net	33	(54)	(1,237)	(9,731)	(3,364)	(10,989)	(3,689)
Bank owned life insurance charge (3)	(655)	—	—	—	—	(655)	—
Gains on early extinguishment of FHLB advances, net	6,461	7,010	13,440	13,173	11,390	40,084	10,678
Loss on sale of loans	—	—	—	—	—	—	(77)
Total non-routine noninterest income items	$5,688	$6,879	$12,445	$3,456	$9,066	$28,468	$7,367
Core noninterest income	$13,925	$15,042	$14,174	$15,887	$15,299	$59,028	$59,910

Total noninterest expenses	$109,702	$64,420	$72,500	$64,733	$62,241	$311,355	$241,413
Less: non-routine noninterest expense items
Restructuring costs (4)
Staff reduction costs (5)	1,120	489	2,184	213	1,221	4,006	3,018
Contract termination costs (6)	—	—	1,550	—	—	1,550	7,103
Consulting and other professional fees and software expenses (7)	1,629	—	2,060	2,690	1,226	6,379	3,625
Digital transformation expenses	—	—	—	—	—	—	45
Disposition of fixed assets (8)	—	—	1,419	—	—	1,419	—
Branch closure and related charges (9)	—	252	1,558	469	—	2,279	1,612
Total restructuring costs	$2,749	$741	$8,771	$3,372	$2,447	$15,633	$15,403
Other non-routine noninterest expense items:
Losses on loans held for sale (10)	37,495	5,562	—	—	—	43,057	159
Loss on sale of repossessed assets and other real estate owned valuation expense (11)	—	—	2,649	—	—	2,649	3,408
Goodwill and intangible assets impairment	1,713	—	—	—	—	1,713	—
Bank owned life insurance enhancement costs (3)	1,137	—	—	—	—	1,137	—
Impairment charge on investment carried at cost	—	—	1,963	—	—	1,963	—
Total non-routine noninterest expense items	$43,094	$6,303	$13,383	$3,372	$2,447	$66,152	$18,970
Core noninterest expenses	$66,608	$58,117	$59,117	$61,361	$59,794	$245,203	$222,443

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages and per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022 (audited)
Net (loss) income attributable to Amerant Bancorp Inc. (1)	$(17,123)	$22,119	$7,308	$20,186	$21,973	$32,490	$63,310
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	43,094	6,303	13,383	3,372	2,447	66,152	18,970
Income tax effect (12)	(8,887)	(1,486)	(2,811)	(708)	(460)	(13,892)	(4,012)
Total after-tax non-routine items in noninterest expense	34,207	4,817	10,572	2,664	1,987	52,260	14,958
Plus (less): before-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(5,688)	(6,879)	(12,445)	(3,456)	(9,066)	(28,468)	(7,367)
Income tax effect (12)	1,032	1,607	2,613	726	1,923	5,978	1,558
Total after-tax non-routine items in noninterest income	(4,656)	(5,272)	(9,832)	(2,730)	(7,143)	(22,490)	(5,809)
BOLI enhancement tax impact (3)	2,844	—	—	—	—	2,844	—
Core net income (1)	$15,272	$21,664	$8,048	$20,120	$16,817	$65,104	$72,459

Basic (loss) earnings per share (1)	$(0.51)	$0.66	$0.22	$0.60	$0.66	$0.97	$1.87
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	1.11	0.14	0.31	0.08	0.06	1.64	0.44
(Less): after tax impact of non-routine items in noninterest income	(0.14)	(0.15)	(0.29)	(0.08)	(0.22)	(0.67)	(0.17)
Total core basic earnings per common share (1)	$0.46	$0.65	$0.24	$0.60	$0.50	$1.94	$2.14

Diluted (loss) earnings per share (1)(13)	$(0.51)	$0.66	$0.22	$0.60	$0.65	$0.96	$1.85
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	1.11	0.14	0.31	0.08	0.06	1.63	0.44
(Less): after tax impact of non-routine items in noninterest income	(0.14)	(0.16)	(0.29)	(0.09)	(0.21)	(0.66)	(0.17)
Total core diluted earnings per common share (1)	$0.46	$0.64	$0.24	$0.59	$0.50	$1.93	$2.12

Net (loss) income / Average total assets (ROA) (1)	(0.71)%	0.92%	0.31%	0.88%	0.97%	0.34%	0.77%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	1.55%	0.20%	0.45%	0.12%	0.09%	0.58%	0.18%
(Less): after tax impact of non-routine items in noninterest income	(0.20)%	(0.21)%	(0.42)%	(0.12)%	(0.32)%	(0.23)%	(0.07)%
Core net income / Average total assets (Core ROA) (1)	0.64%	0.91%	0.34%	0.88%	0.74%	0.69%	0.88%

Net (loss) income / Average stockholders' equity (ROE)	(9.22)%	11.93%	3.92%	11.15%	12.10%	4.39%	8.45%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (14)	19.96%	2.60%	5.68%	1.47%	1.09%	7.44%	2.00%
(Less): after tax impact of non-routine items in noninterest income	(2.51)%	(2.84)%	(5.28)%	(1.51)%	(3.93)%	(3.04)%	(0.78)%
Core net income / Average stockholders' equity (Core ROE) (1)	8.23%	11.69%	4.32%	11.11%	9.26%	8.79%	9.67%

Efficiency ratio	108.30%	64.10%	65.61%	63.67%	58.42%	75.21%	72.29%
(Less): impact of non-routine items in noninterest expense	(42.54)%	(6.27)%	(12.11)%	(3.32)%	(2.30)%	(15.98)%	(5.68)%
Plus: impact of non-routine items in noninterest income	3.91%	4.25%	6.79%	2.12%	5.22%	4.38%	1.50%
Core efficiency ratio	69.67%	62.08%	60.29%	62.47%	61.34%	63.61%	68.11%

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages, share data and per share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022 (audited)
Stockholders' equity	$736,068	$719,787	$720,956	$729,056	$705,726	$736,068	$705,726
Less: goodwill and other intangibles (15)	(25,029)	(26,818)	(24,124)	(24,292)	(23,161)	(25,029)	(23,161)
Tangible common stockholders' equity	$711,039	$692,969	$696,832	$704,764	$682,565	$711,039	$682,565
Total assets	9,721,741	9,345,700	9,519,526	9,495,302	9,127,804	9,721,741	9,127,804
Less: goodwill and other intangibles (15)	(25,029)	(26,818)	(24,124)	(24,292)	(23,161)	(25,029)	(23,161)
Tangible assets	$9,696,712	$9,318,882	$9,495,402	$9,471,010	$9,104,643	$9,696,712	$9,104,643
Common shares outstanding	33,603,242	33,583,621	33,736,159	33,814,260	33,815,161	33,603,242	33,815,161
Tangible common equity ratio	7.33%	7.44%	7.34%	7.44%	7.50%	7.33%	7.50%
Stockholders' book value per common share	$21.90	$21.43	$21.37	$21.56	$20.87	$21.90	$20.87
Tangible stockholders' book value per common share	$21.16	$20.63	$20.66	$20.84	$20.19	$21.16	$20.19

Tangible common stockholders' equity	$711,039	$692,969	$696,832	$704,764	$682,565	$711,039	$682,565
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (16)	(16,197)	(26,138)	(18,503)	(15,542)	(18,234)	(16,197)	(18,234)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$694,842	$666,831	$678,329	$689,222	$664,331	$694,842	$664,331
Tangible assets	$9,696,712	$9,318,882	$9,495,402	$9,471,010	$9,104,643	$9,696,712	$9,104,643
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (16)	$(16,197)	(26,138)	(18,503)	(15,542)	(18,234)	$(16,197)	(18,234)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$9,680,515	$9,292,744	$9,476,899	$9,455,468	$9,086,409	$9,680,515	$9,086,409
Common shares outstanding	33,603,242	33,583,621	33,736,159	33,814,260	33,815,161	33,603,242	33,815,161

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	7.18%	7.18%	7.16%	7.29%	7.31%	7.18%	7.31%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$20.68	$19.86	$20.11	$20.38	$19.65	$20.68	$19.65
____________
(1)     As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details of the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(2)     In the fourth and third quarter of 2023, includes provision for credit losses on loans of $12.0 million and $7.4 million, respectively, and unfunded commitments (contingencies) of $0.5 million and $0.6 million, respectively. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023 and the fourth quarter of 2022. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(3) In the fourth quarter of 2023, the Company completed a restructuring of its bank-owned life insurance (“BOLI”) program. This was executed through a combination of a 1035 exchange and a surrender and reinvestment into higher-yielding general account with a new investment grade insurance carrier. This transaction allowed for higher team member participation through an enhanced split-dollar plan. Estimated improved yields resulting from the enhancement have an earn-back period of approximately 2 years. In the fourth quarter of 2023, we recorded total additional expenses and charges of $4.6 million in connection with this transaction, including: (i) a reduction of $0.7 million to the cash surrender value of BOLI; (ii) transaction costs of $1.1 million, and (iii) income tax expense of $2.8 million.
(4)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, promoting the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(5) Staff reduction costs consist of severance expenses related to organizational rationalization.
(6) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.

(7) In the three months and year ended December 31, 2023, includes an aggregate of $1.6 million and $6.4 million, respectively, of nonrecurrent expenses in connection with the engagement of FIS and, to a lesser extent, software expenses related to legacy applications running in parallel to new core banking applications. There were no significant nonrecurrent expenses in connection with engagement of FIS in the three months ended September 30, 2023. In the three months ended June 30, 2023, March 31, 2023 and December 31, 2022, and the year ended December 31, 2022, include expenses of $2.0 million, $2.6 million, $1.1 million and $2.9 million, respectively, in connection with engagement of FIS. In addition, includes $0.2 million in connection with certain search and recruitment expenses and $0.1 million of costs associated with the subleasing of the New York office space in the year ended December 31, 2022.
(8) Include expenses in connection with the disposition of fixed assets due to the write-off of in-development software in each of the three months ended June 30, 2023 and year ended December 31, 2023.
(9) In each of the three months ended September 30, 2023 and year ended December 31, 2023, include expenses of $0.3 million in connection with the closure of a branch in Houston, Texas in 2023. In addition, in each of the three months ended June 30, 2023 and year ended December 31, 2023, include $0.9 million of accelerated amortization of leasehold improvements and $0.6 million of right-of-use, or ROU asset impairment, associated with the closure of a branch in Miami, Florida in 2023. Also, in each of the three months ended March 31, 2023 and year ended December 31, 2023, include $0.5 million of ROU asset impairment associated with the closure of a branch in Houston, Texas in 2023. In the year ended December 31, 2022, includes $1.6 million of ROU asset impairment associated with the closure of a branch in Pembroke Pines, Florida in 2022.
(10) In each of the three months and year ended December 31, 2023, includes: (i) a fair value adjustment of $35.5 million related to an aggregate of $401 million in Houston-based CRE loans held for sale which are carried at the lower of fair value or cost, and (ii) a loss on sale of $2.0 million related to a New York-based CRE loan previously carried at the lower of fair value or cost. In each of the three months ended September 30, 2023 and the year ended December 31, 2023, includes a fair value adjustment of $5.6 million related to a New York-based CRE loan held for sale carried at the lower of fair value or cost. In the year ended December 31, 2022, amount represents the fair value adjustment related to the New York loan portfolio held for sale carried at the lower of cost or fair value.
(11) In each of the three months ended June 30, 2023 and year ended December 31, 2023, amount represents the loss on sale of repossessed assets in connection with our equipment-financing activities. In the year ended December 31, 2022, amount represents the fair value adjustment related to one OREO property in New York.
(12) In the year ended December 31, 2023, amounts were calculated using an estimated tax rate of 21.00%. In the year ended December 31, 2022 and the three months ended March 31, 2023, amounts were calculated based upon the effective tax rate for the periods of 21.15% and 21.00%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(13) Potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect on per share earnings.
(14) In the three months and year ended December 31, 2023, per share amounts and percentages were calculated using the after-tax impact of non-routine items in noninterest expense of $34.2 million and $52.3 million, respectively, and BOLI tax impact of $2.8 million in each period. In all other periods shown, per share amounts and percentages were calculated using the after tax impact of non-routine items in noninterest expense.
(15) At December 31, 2023 and September 30, 2023, other intangible assets primarily consist of naming rights of $2.5 million and $2.7 million, respectively, and mortgage servicing rights (“MSRs”)of $1.4 million and $1.3 million, respectively. At June 30, 2023, March 31, 2023 and December 31, 2022, other intangible assets primarily consist of MSRs of $1.3 million, $1.4 million and $1.3 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(16) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.36%, 25.51%, 25.46%, 25.53% and 25.55%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, as well as premiums paid on purchased loans, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,107,222	$127,090	7.09%	$7,048,891	$120,244	6.77%	$6,688,839	$98,579	5.85%
Debt securities available for sale (3)(4)	1,060,113	11,603	4.34%	1,052,147	10,924	4.12%	1,060,240	9,817	3.67%
Debt securities held to maturity (5)	227,765	1,951	3.40%	232,146	1,958	3.35%	239,680	2,052	3.40%
Debt securities held for trading	—	—	—%	2,048	4	0.77%	56	1	7.08%
Equity securities with readily determinable fair value not held for trading	2,450	12	1.94%	2,479	21	3.36%	12,365	—	—%
Federal Reserve Bank and FHLB stock	49,741	894	7.13%	54,056	961	7.05%	55,585	874	6.24%
Deposits with banks	265,657	3,940	5.88%	344,015	5,248	6.05%	183,926	2,051	4.42%
Other short-term investments	5,928	79	5.29%	1,964	23	4.65%	—	—	—%
Total interest-earning assets	8,718,876	145,569	6.62%	8,737,746	139,383	6.33%	8,240,691	113,374	5.46%
Total non-interest-earning assets (6)	794,844			756,141			731,685
Total assets	$9,513,720			$9,493,887			$8,972,376

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,435,871	$16,350	2.66%	$2,523,092	$16,668	2.62%	$2,178,106	$8,860	1.61%
Money market	1,259,859	13,917	4.38%	1,144,580	11,013	3.82%	1,412,033	6,034	1.70%
Savings	271,307	30	0.04%	280,096	32	0.05%	313,688	55	0.07%
Total checking and saving accounts	3,967,037	30,297	3.03%	3,947,768	27,713	2.79%	3,903,827	14,949	1.52%
Time deposits	2,276,720	24,985	4.35%	2,201,138	22,482	4.05%	1,538,239	8,623	2.22%
Total deposits	6,243,757	55,282	3.51%	6,148,906	50,195	3.24%	5,442,066	23,572	1.72%
Securities sold under agreements to repurchase	106	2	7.49%	326	4	4.87%	68	1	5.83%
Advances from the FHLB (7)	635,272	6,225	3.89%	800,978	8,207	4.07%	994,185	5,293	2.11%
Senior notes	59,488	941	6.28%	59,409	942	6.29%	59,172	941	6.31%
Subordinated notes	29,433	361	4.87%	29,391	361	4.87%	29,263	361	4.89%
Junior subordinated debentures	64,178	1,081	6.68%	64,178	1,097	6.78%	64,178	1,028	6.35%
Total interest-bearing liabilities	7,032,234	63,892	3.60%	7,103,188	60,806	3.40%	6,588,932	31,196	1.88%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,381,157			1,335,041			1,318,787
Accounts payable, accrued liabilities and other liabilities	363,711			320,369			343,923
Total non-interest-bearing liabilities	1,744,868			1,655,410			1,662,710
Total liabilities	8,777,102			8,758,598			8,251,642
Stockholders’ equity	736,618			735,289			720,734
Total liabilities and stockholders' equity	$9,513,720			$9,493,887			$8,972,376
Excess of average interest-earning assets over average interest-bearing liabilities	$1,686,642			$1,634,558			$1,651,759
Net interest income		$81,677			$78,577			$82,178
Net interest rate spread			3.02%			2.93%			3.58%
Net interest margin (8)			3.72%			3.57%			3.96%
Cost of total deposits (9)			2.88%			2.66%			1.38%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.98%			123.01%			125.07%
Average non-performing loans/ Average total loans	0.49%			0.56%			0.38%

	Year Ended December 31,
	2023			2022 (audited)
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,006,919	$475,405	6.78%	$5,963,190	$293,210	4.92%
Debt securities available for sale (3)(4)	1,053,034	43,096	4.09%	1,112,590	33,187	2.98%
Debt securities held to maturity (5)	234,168	7,997	3.42%	192,397	5,657	2.94%
Debt securities held for trading	586	7	1.19%	64	4	6.25%
Equity securities with readily determinable fair value not held for trading	2,454	33	1.34%	9,560	—	—%
Federal Reserve Bank and FHLB stock	53,608	3,727	6.95%	51,496	2,565	4.98%
Deposits with banks	322,853	18,212	5.64%	231,402	4,153	1.79%
Other short-term investments	2,115	102	4.80%	—	—	—%
Total interest-earning assets	8,675,737	548,579	6.32%	7,560,699	338,776	4.48%
Total non-interest-earning assets (6)	776,484			626,989
Total assets	$9,452,221			$8,187,688

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,486,190	$62,551	2.52%	$1,872,100	$15,118	0.81%
Money market	1,226,311	42,212	3.44%	1,323,563	11,673	0.88%
Savings	284,510	144	0.05%	319,631	135	0.04%
Total checking and saving accounts	3,997,011	104,907	2.62%	3,515,294	26,926	0.77%
Time deposits	2,074,549	78,829	3.80%	1,334,605	22,124	1.66%
Total deposits	6,071,560	183,736	3.03%	4,849,899	49,050	1.01%
Securities sold under agreements to repurchase	124	7	5.65%	32	1	3.13%
Advances from the FHLB (7)	805,084	28,816	3.58%	911,448	15,092	1.66%
Senior notes	59,370	3,766	6.34%	59,054	3,766	6.38%
Subordinated notes	29,370	1,445	4.92%	23,853	1,172	4.91%
Junior subordinated debentures	64,178	4,345	6.77%	64,178	3,030	4.72%
Total interest-bearing liabilities	7,029,686	222,115	3.16%	5,908,464	72,111	1.22%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,356,538			1,286,570
Accounts payable, accrued liabilities and other liabilities	325,367			243,105
Total non-interest-bearing liabilities	1,681,905			1,529,675
Total liabilities	8,711,591			7,438,139
Stockholders’ equity	740,630			749,549
Total liabilities and stockholders' equity	$9,452,221			$8,187,688
Excess of average interest-earning assets over average interest-bearing liabilities	$1,646,051			$1,652,235
Net interest income		$326,464			$266,665
Net interest rate spread			3.16%			3.26%
Net interest margin (8)			3.76%			3.53%
Cost of total deposits (9)			2.47%			0.80%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.42%			127.96%
Average non-performing loans/ Average total loans	0.48%			0.51%

_______________
(1) Includes loans held for investment, net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $92.7 million, $101.2 million and $54.9 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $90.0 million and $57.5 million in the years ended December 31, 2023 and 2022, respectively. The average balance of total loans held for sale was $100.7 million, $58.8 million and $78.3 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $77.8 million and $117.6 million in the years ended December 31, 2023 and 2022, respectively.
(2) Includes average non-performing loans of $35.1 million, $39.8 million and $25.5 million for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $34.3 million and $30.7 million for the years ended December 31, 2023 and 2022, respectively.
(3) Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $142.1 million, $119.8 million and $120.1 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $118.5 million and $62.3 million in the years ended December 31, 2023 and 2022, respectively.
(4)    Includes nontaxable securities with average balances of $17.8 million, $18.6 million and $19.8 million for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $17.8 million and $18.4 million in the years ended December 31, 2023 and 2022, respectively. The tax equivalent yield for these nontaxable securities was 4.78%, 4.34% and 4.26% for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and 4.83% and 3.00% for the years ended December 31, 2023 and 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $48.9 million, $49.6 million and $45.7 million for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $49.8 million and $43.6 million in the years ended December 31, 2023 and 2022, respectively. The tax equivalent yield for these nontaxable securities was 4.26%, 4.26% and 3.88% for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and 4.22% and 3.46% for the years ended December 31, 2023 and 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6) Excludes the allowance for credit losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2023		September 30, 2023		December 31, 2022		2023		2022
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,424	22.5%	$5,053	23.1%	$4,766	19.6%	$19,376	22.1%	$18,592	27.6%
Brokerage, advisory and fiduciary activities	4,249	21.7%	4,370	19.9%	4,054	16.6%	17,057	19.5%	17,708	26.3%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	849	4.3%	1,483	6.8%	1,378	5.7%	5,173	5.9%	5,406	8.0%
Cards and trade finance servicing fees	1,238	6.3%	734	3.4%	556	2.3%	3,067	3.5%	2,276	3.4%
Gain (loss) on early extinguishment of FHLB advances, net	6,461	32.9%	7,010	32.0%	11,390	46.8%	40,084	45.8%	10,678	15.9%
Securities gains (losses), net (2)	33	0.2%	(54)	(0.3)%	(3,364)	(13.8)%	(10,989)	(12.6)%	(3,689)	(5.5)%
Derivative (losses) gains, net (3)	(151)	(0.8)%	(77)	(0.4)%	1,040	4.3%	28	—%	455	0.7%
Loan-level derivative income (4)	837	4.3%	1,196	5.5%	3,413	14.0%	4,580	5.2%	10,360	15.4%
Other noninterest income (5)	1,673	8.5%	2,206	10.0%	1,132	4.5%	9,120	10.6%	5,491	8.2%
Total noninterest income	$19,613	100.0%	$21,921	100.0%	$24,365	100.0%	$87,496	100.0%	$67,277	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable. In the three months and year ended December 31, 2023, includes a charge of $0.7 million in connection with the enhancement/restructuring of BOLI in the fourth quarter of 2023.
(2) Includes: (i) net loss of $0.1 million and $2.5 million in the three months ended December 31, 2023 and December 31, 2022, respectively, and net loss of $10.8 million and $2.4 million in the years ended December 31, 2023 and 2022, respectively, in connection with the sale of debt securities available for sale. There were no significant gains and losses in connection with the sale of debt securities available for sale in the three months ended September 30, 2023. In addition, includes unrealized gains of $0.1 million and unrealized losses of $0.1 million and $0.8 million in the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively, and unrealized gains of $33 thousand and unrealized losses of $1.3 million in the years ended December 31, 2023 and 2022, respectively, related to the change in fair value of equity securities with readily available fair value not held for trading which are recorded in results of the period. Also, in the year ended December 31, 2023, the Company sold equity securities with readily available fair value not held for trading, with a total fair value of $11.2 million at the time of sale, and recognized a net loss of $0.2 million in connection with this transaction.
(3) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(4) Income from interest rate swaps and other derivative transactions with customers. The Company incurred expenses related to derivative transactions with customers of $0.2 million, $18.0 thousand and $3.3 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $1.9 million and $8.1 million in the years ended December 31, 2023 and 2022, respectively, which are included as part of noninterest expenses under professional and other services fees.
(5)    Includes mortgage banking income of $0.6 million, $0.5 million and $0.2 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $4.5 million and $3.4 million in the years ended December 31, 2023 and 2022, respectively, related to Amerant Mortgage. Other sources of income in the periods shown include from foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2023		September 30, 2023		December 31, 2022		2023		2022
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$33,049	30.1%	$31,334	48.6%	$32,786	52.7%	$133,506	42.9%	$123,510	51.2%
Occupancy and equipment (2)	7,015	6.4%	7,293	11.3%	6,349	10.2%	27,843	8.9%	27,393	11.3%
Professional and other services fees (3)	14,201	12.9%	5,325	8.3%	6,224	10.0%	34,569	11.1%	22,142	9.2%
Loan-level derivative expense (4)	182	0.2%	18	—%	3,281	5.3%	1,910	0.6%	8,146	3.4%
Telecommunications and data processing (5)	3,838	3.5%	3,556	5.5%	3,622	5.8%	15,485	5.0%	14,735	6.1%
Depreciation and amortization (6)	1,480	1.3%	1,795	2.8%	1,956	3.1%	6,842	2.2%	5,883	2.4%
FDIC assessments and insurance	2,535	2.3%	2,590	4.0%	1,930	3.1%	10,601	3.4%	6,598	2.7%
Losses on loans held for sale (7)	37,495	34.2%	5,562	8.6%	—	—%	43,057	13.8%	159	0.1%
Advertising expenses	3,169	2.9%	2,724	4.2%	3,329	5.3%	12,811	4.1%	11,620	4.8%
Other real estate owned and repossessed assets (income) expense, net (8)(9)	(205)	(0.2)%	(134)	(0.2)%	—	—%	2,092	0.7%	3,408	1.4%
Contract termination costs (10)	—	—%	—	—%	—	—%	1,550	0.5%	7,103	2.9%
Other operating expenses (11)	6,943	6.4%	4,357	6.9%	2,764	4.5%	21,089	6.8%	10,716	4.5%
Total noninterest expense (12)	$109,702	100.0%	$64,420	100.0%	$62,241	100.0%	$311,355	100.0%	$241,413	100.0%
__________

(1) Includes staff reduction costs of $1.1 million, $0.5 million and $1.2 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $4.0 million and $4.0 million in the years ended December 31, 2023 and 2022, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) In each of the three months ended September 30, 2023 and year ended December 31, 2023, includes a rent termination fee of $0.3 million in connection with the closure of a branch in Houston, Texas. In the year ended December 31, 2023, includes an aggregate of $1.1 million related to ROU asset impairments in connection with the closure of two branches in 2023 (one branch in Miami, Florida and another branch in Houston, Texas). In the year ended December 31, 2022, includes $1.6 million of ROU asset impairment in connection with the closure of a branch in Pembroke Pines, Florida in 2022.
(3) Includes additional, nonrecurrent expenses of $1.2 million, $1.1 million in the three months ended December 31, 2023 and 2022, respectively, and $5.8 million and $2.9 million in the years ended December 31, 2023 and 2022, respectively, related to the engagement of FIS. There were no significant nonrecurrent expenses related to the engagement of FIS in the three months ended September 30, 2023. In addition, includes $0.2 million in connection with certain search and recruitment expenses in the year ended December 31, 2022 and $0.1 million of costs associated with the subleasing of the New York office space in the year ended December 31, 2022.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Includes a charge of $1.4 million in the year ended December 31, 2023 related to the disposition of fixed assets due to the write off of in-development software. In addition, in the three months and year ended December 31, 2023, includes $0.4 million of software expenses related to legacy applications running in parallel to new core banking applications.
(6) Includes a charge of $0.9 million in the year ended December 31, 2023 for the accelerated depreciation of leasehold improvements in connection with the closure of a branch in Miami, Florida in 2023.
(7) In the three months and year ended December 31, 2023, consists of losses on loans held for sale carried at the lower of fair value or cost, including valuation allowance as a result of changes in their fair value and losses on the sale of these loans. In the three months ended December 31, 2023 and year ended December 31, 2023, these amounts were $35.5 million, $2.0 million and $41.1 million, $2.0 million respectively. In the three months ended September 30, 2023 and the year ended December 31, 2022, represents the valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of fair value or cost of $5.6 million and $0.2 million, respectively.
(8) In the year ended December 31, 2023, includes a loss on sale of repossessed assets in connection with our equipment-financing activities of $2.6 million. In the year end December 31, 2022, includes $3.4 million related to the fair value adjustments of one other real estate owned (“OREO”) property in New York. In addition, includes OREO rental income of $0.4 million, $0.4 million and $1.3 million in the three months ended December 31, 2023, September 30, 2023 and year ended December 31, 2023, respectively. We had no OREO rental income in the three months and year ended December 31, 2022.

(9) Beginning in the three months ended June 30, 2023, OREO and repossessed assets expense is presented separately in the Company’s consolidated statement of operations and comprehensive (loss) income. In 2022, while OREO valuation expense was presented separately, all other OREO-related expenses were presented as part of other operating expenses in the Company’s consolidated statement of operations and comprehensive (loss) income. We had no other repossessed assets in 2022.
(10)Contract termination and related costs associated with third party vendors resulting from the Company’s transition to our new technology provider.
(11) In each of three months and the year ended December 31, 2023, includes goodwill and intangible assets impairments totaling $1.7 million related to two of our subsidiaries (Amerant Mortgage and Elant, a Cayman-based trust company). In addition, in each of three months and the year ended December 31, 2023, includes additional costs of $1.1 million in connection with the restructuring of the Company’s BOLI. Also,in the year ended December 31, 2023, includes an impairment charge of $2.0 million related to an investment carried at cost and included in other assets. In all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(12) Includes $3.5 million, $3.0 million, and $2.7 million in the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively, and $14.4 million and $12.5 million in the years ended December 31, 2023 and 2022, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other service fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets					(audited)
Cash and due from banks	$43,966	$48,145	$45,184	$41,489	$19,486
Interest earning deposits with banks	245,233	202,946	365,673	411,747	228,955
Restricted cash	25,849	51,837	34,204	32,541	42,160
Other short-term investments	6,080	6,024	—	—	—
Cash and cash equivalents	321,128	308,952	445,061	485,777	290,601
Securities
Debt securities available for sale, at fair value	1,217,502	1,033,797	1,027,676	1,045,883	1,057,621
Debt securities held to maturity, at amortized cost (estimated fair value of $204,946, $195,165, $209,546, $218,388 and $217, 609 at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, respectively)	226,645	230,254	234,369	239,258	242,101
Trading securities	—	—	298	—	—
Equity securities with readily determinable fair value not held for trading	2,534	2,438	2,500	—	11,383
Federal Reserve Bank and Federal Home Loan Bank stock	50,294	47,878	50,460	62,556	55,575
Securities	1,496,975	1,314,367	1,315,303	1,347,697	1,366,680
Loans held for sale, at lower of cost or fair value (1)	365,219	43,257	—	—	—
Mortgage loans held for sale, at fair value	26,200	25,952	49,942	65,289	62,438
Loans held for investment, gross	6,883,951	7,073,387	7,167,016	7,049,746	6,857,194
Less: Allowance for credit losses	95,504	98,773	105,956	84,361	83,500
Loans held for investment, net	6,788,447	6,974,614	7,061,060	6,965,385	6,773,694
Bank owned life insurance	234,972	232,736	231,253	229,824	228,412
Premises and equipment, net	43,603	43,004	43,714	42,380	41,772
Deferred tax assets, net	55,635	63,501	56,779	46,112	48,703
Operating lease right-of-use assets	118,484	116,763	116,161	119,503	139,987
Goodwill	19,193	20,525	20,525	20,525	19,506
Accrued interest receivable and other assets (2)	251,885	202,029	179,728	172,810	156,011
Total assets	$9,721,741	$9,345,700	$9,519,526	$9,495,302	$9,127,804
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,404,656	$1,370,157	$1,293,522	$1,360,626	$1,367,664
Interest bearing	2,560,629	2,416,797	2,773,120	2,489,565	2,300,469
Savings and money market	1,610,218	1,457,080	1,431,375	1,507,195	1,647,811
Time	2,297,097	2,302,878	2,081,554	1,929,340	1,728,255
Total deposits	7,872,600	7,546,912	7,579,571	7,286,726	7,044,199
Advances from the Federal Home Loan Bank	645,000	595,000	770,000	1,052,012	906,486
Senior notes	59,526	59,447	59,368	59,289	59,210
Subordinated notes	29,454	29,412	29,369	29,326	29,284
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (3)	123,167	120,665	119,921	122,214	140,147
Accounts payable, accrued liabilities and other liabilities (4)	191,748	210,299	176,163	152,501	178,574
Total liabilities	8,985,673	8,625,913	8,798,570	8,766,246	8,422,078

Stockholders’ equity
Class A common stock	3,361	3,359	3,374	3,383	3,382
Additional paid in capital	192,701	194,103	195,275	194,782	194,694
Retained earnings	610,802	630,933	611,829	607,544	590,375
Accumulated other comprehensive loss	(70,796)	(105,634)	(86,926)	(74,319)	(80,635)
Total stockholders' equity before noncontrolling interest	736,068	722,761	723,552	731,390	707,816
Noncontrolling interest	—	(2,974)	(2,596)	(2,334)	(2,090)
Total stockholders' equity	736,068	719,787	720,956	729,056	705,726
Total liabilities and stockholders' equity	$9,721,741	$9,345,700	$9,519,526	$9,495,302	$9,127,804

__________
(1) As of December 31, 2023 and September 30, 2023, includes a valuation allowance of $35.5 million and $5.6 million, respectively, as a result of fair value adjustment.
(2) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, include derivative assets with a total fair value of $59.9 million, $87.1 million, $75.8 million, $60.8 million and $78.3 million, respectively. As of December 31, 2023, includes a receivable from insurance carrier for $62.5 million in connection with the restructuring of the Company’s BOLI in the fourth quarter of 2023.
(3) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(4) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, include derivatives liabilities with a total fair value of $59.4 million, $85.6 million, $74.5 million, $59.5 million and $77.2 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Real estate loans					(audited)
Commercial real estate
Non-owner occupied	$1,616,200	$1,593,571	$1,645,224	$1,630,451	$1,615,716
Multi-family residential	407,214	771,654	764,712	796,125	820,023
Land development and construction loans	304,037	301,938	314,010	303,268	273,174
	2,327,451	2,667,163	2,723,946	2,729,844	2,708,913
Single-family residential	1,461,640	1,371,194	1,285,857	1,189,045	1,102,845
Owner occupied	1,175,331	1,129,921	1,063,240	1,069,491	1,046,450
	4,964,422	5,168,278	5,073,043	4,988,380	4,858,208
Commercial loans (1)	1,503,187	1,452,759	1,577,209	1,497,649	1,381,234
Loans to financial institutions and acceptances	13,375	13,353	13,332	13,312	13,292
Consumer loans and overdrafts (2)	402,967	438,997	503,432	550,405	604,460
Total loans	$6,883,951	$7,073,387	$7,167,016	$7,049,746	$6,857,194
__________________
(1) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes approximately $56.5 million, $49.3 million, $47.7 million, $46.7 million and $45.3 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes $210.9 million, $254.7 million, $312.3 million, $372.2 million and $433.3 million, respectively, in consumer loans purchased under indirect lending programs. In addition, as of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes $52.9 million, $57.5 million, $61.8 million, $62.1 million and $43.8 million, respectively, in consumer loans originated under a white-label program.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Loans held for sale at the lower of fair value or cost					(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$—	$43,256	$—	$—	$—
Multi-family residential	309,612	—	—	—	—
Land development and construction loans	55,607	—	—	—	—
Total loans held for sale at the lower of fair value or cost (1)	365,219	43,256	—	—	—
Mortgage loans held for sale at fair value
Land development and construction loans (2)	12,778	6,931	3,726	15,527	9,424
Single-family residential (3)	13,422	19,022	46,216	49,762	53,014
Total Mortgage loans held for sale, at fair value (4)	26,200	25,953	49,942	65,289	62,438
Total loans held for sale	$391,419	$69,209	$49,942	$65,289	$62,438
__________________
(1) In the fourth quarter of 2023, the Company transferred an aggregate of $401 million in Houston-based CRE loans held for investment to the loans held for sale category, and recognized a valuation allowance of $35.5 million as a result of the fair value adjustment of these loans. In the third quarter of 2023, the Company transferred a New York-based CRE loan held for investment to the loans held for sale category, and recognized a valuation allowance of $5.6 million as a result of the fair value adjustment of this loan. In the fourth quarter of 2023, the Company sold this loan and there was no material impact to the Company’s results of operations as result of this transaction.
(2) In the second quarter of 2023, the Company transferred approximately $13 million in land development and construction loans held for sale to the loans held for investment category.
(3) In the fourth, third and second quarters of 2023, the Company transferred approximately $17 million, $17 million and $28 million, respectively, in single-family residential loans held for sale to the loans held for investment category.
(4) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(5) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-Accrual Loans(1)					(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$1,696	$—	$20,057
Multi-family residential	8	23,344	24,306	—	—
	8	23,344	26,002	—	20,057
Single-family residential	2,459	2,533	1,681	1,367	1,526
Owner occupied (2)	3,822	2,100	6,890	7,118	6,270
	6,289	27,977	34,573	8,485	27,853
Commercial loans (2) (3)	21,949	4,713	12,241	13,643	9,271
Consumer loans and overdrafts (4)	38	1	1	1	4
Total Non-Accrual Loans	$28,276	$32,691	$46,815	$22,129	$37,128

Past Due Accruing Loans(5)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	5,218	—	302	—	253
Commercial	857	504	—	—	183
Consumer loans and overdrafts	49	—	78	53	35
Total Past Due Accruing Loans	6,124	504	380	53	471
Total Non-Performing Loans	34,400	33,195	47,195	22,182	37,599
Other Real Estate Owned	20,181	20,181	20,181	26,534	—
Total Non-Performing Assets	$54,581	$53,376	$67,376	$48,716	$37,599

__________________
(1)    Prior to the first quarter of 2023, included loan modifications that met the definition of troubled debt restructurings, or TDR, which may be performing in accordance with their modified loan terms.
(2)    In the third quarter of 2023, the Company sold a loan relationship in nonaccrual status and classified as Substandard with a total carrying value of $8.6 million at the time of sale. This loan relationship included a commercial loan of $4.6 million and multiple owner occupied loans totaling $4.0 million. The Company charged-off $2.1 million against the ACL in the third quarter of 2023 in connection with this sale, which had already been reserved in a prior period. Therefore, this transaction had no impact to the Company’s results of operations in the third quarter of 2023.
(3)    In the second quarter of 2023, we collected $2.8 million in full satisfaction of a commercial loan relationship in nonaccrual status and classified as Substandard at March 31, 2023.
(4)    In the fourth quarter of 2022, the Company changed its charge-off policy for unsecured consumer loans from 120 to 90 days past due. This change resulted in an additional $3.4 million in charge-offs for unsecured consumer loans in the fourth quarter of 2022.
(5)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have not purchased credit-impaired loans.

	December 31, 2023				September 30, 2023				December 31, 2022
									(audited)
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$—	$—	$—	$—	$—	$—	$—	$—	$8,378	$20,113	$—	$28,491
Multi-family residential	—	8	—	8	—	23,344	—	23,344	—	—	—	—
	—	8	—	8	—	23,344	—	23,344	8,378	20,113	—	28,491
Single-family residential	—	2,800	—	2,800	—	3,085	—	3,085	—	1,930	—	1,930
Owner occupied	15,723	3,890	—	19,613	2,234	2,180	—	4,414	—	6,356	—	6,356
	15,723	6,698	—	22,421	2,234	28,609	—	30,843	8,378	28,399	—	36,777
Commercial loans (2)(3)	30,261	22,971	—	53,232	26,975	5,732	3	32,710	1,749	10,446	3	12,198
Consumer loans and overdrafts	—	41	—	41	—	1	—	1	—	230	—	230
	$45,984	$29,710	$—	$75,694	$29,209	$34,342	$3	$63,554	$10,127	$39,075	$3	$49,205

__________
(1)     There were no loans categorized as “Loss” as of the dates presented.
(2) In the third quarter of 2023, the Company sold a loan relationship in nonaccrual status and classified as Substandard with a total carrying value of $8.6 million at the time of sale. This loan relationship included a commercial loan of $4.6 million and multiple owner occupied loans totaling $4.0 million. The Company charged-off $2.1 million against the ACL in the third quarter of 2023 in connection with this sale, which had already been reserved in a prior period. Therefore, this transaction had no impact to the Company’s results of operations in the third quarter of 2023.
(3) In the second quarter of 2023, we collected $2.8 million in full satisfaction of a commercial loan relationship in nonaccrual status and classified as Substandard at March 31, 2023.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
					(audited)
Domestic	$5,407,796	$5,067,937	$5,113,604	$4,891,873	$4,620,906
Foreign:
Venezuela	1,870,979	1,892,453	1,912,994	1,897,199	1,911,551
Others	593,825	586,522	552,973	497,654	511,742
Total foreign	2,464,804	2,478,975	2,465,967	2,394,853	2,423,293
Total deposits	$7,872,600	$7,546,912	$7,579,571	$7,286,726	$7,044,199